EXHIBIT 99.1

(Investors)	Robert B. Tschudy Senior Vice President and CFO SCPIE Holdings Inc. 310/557-8739 e-mail: rtschudy@scpie.com	(Media)	Howard Bender Vice President/Communications SCPIE Holdings Inc. 310/551-5948 e-mail: hbender@scpie.com

Cecilia A. Wilkinson PondelWilkinson MS& L 323/866-6060 e-mail: cwilkinson@pondel.com

SCPIE RECEIVES 2003 RATE INCREASE

Los Angeles, California – August 27, 2003 – SCPIE Holdings Inc. (NYSE:SKP), and its subsidiaries SCPIE Indemnity Company and American Healthcare Indemnity Company, today announced that the California Insurance Commissioner has approved a 9.9% increase in their 2003 California medical malpractice insurance rates.

SCPIE’s annual rate filing, submitted to the California Department of Insurance in September 2002, requested a 15.6% rate increase for physician insureds in California. The Foundation for Taxpayer & Consumer Rights challenged this increase, as allowed under Proposition 103.

In approving the rate adjustment, the Insurance Commissioner upheld the ruling of an administrative law judge who presided over the hearing. With this approval, the company also announced plans to implement the rate increase in the fourth quarter of this year, pending appeals.

“While we are pleased that a decision has been rendered, we still believe our initial request was both warranted and justified,” said Donald J. Zuk, SCPIE President and Chief Executive Officer.

SCPIE Holdings Inc. is a leading provider of healthcare liability insurance for physicians, oral and maxillofacial surgeons, and other healthcare providers, as well as medical groups and healthcare facilities. Since the company was founded in 1976, it has carved out a significant niche in the insurance industry by providing innovative products and services specifically for the healthcare community.

# # #

(more)

SCIPE Holdings Inc.

2-2-2

In addition to historical information, this news release contains forward-looking statements that are based upon the company’s estimates and expectations concerning future events and are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Actuarial estimates of losses and loss expenses and expectations concerning the company’s ability to retain current insureds at profitable levels, successful withdrawal from the assumed reinsurance business, obtaining necessary rate change regulatory approvals, and expansion of liability insurance business in its principal market are dependent upon a variety of factors, including future economic, competitive and market conditions, frequency and severity of catastrophic events, future legislative and regulatory changes, uncertainties of success and potential delays in contested rate approval proceedings, including appellate proceedings, the level of ratings from recognized rating services, the inherent uncertainty of loss and loss expense estimates, and the cyclical nature of the property and casualty industry, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the company. In light of the significant uncertainties inherent in the forward-looking information herein, the inclusion of such information should not be regarded as representation by the company or any other person that the company’s objectives or plans will be realized.